Exhibit 99.1

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Overland Storage and Sphere 3D Complete Merger

Combination Creates Leading Global Virtualization and Enterprise-Class Data Management Solutions Company

SAN JOSE, Calif. and MISSISSAUGA, Ontario – December 2, 2014 – Sphere 3D Corporation (TSX-V: ANY, NASDAQ:ANY), a leading provider of virtualization technology solutions, and Overland Storage®, Inc., a trusted global provider of unified data management and data protection solutions across the data lifecycle, today announced the successful completion of their previously-announced merger. The transaction was previously approved by the boards of directors of both companies, and over 99% of Overland’s shares voted at the special meeting of Overland’s shareholders held on Nov. 28 were voted in favor of approving the merger.

The integration of the Overland Storage, Tandberg Data, V3 Systems, and Sphere 3D brands positions the company to deliver a comprehensive and innovative portfolio of virtualization and cloud solutions. Through offerings designed for active data and data at rest, the company is able to address the rapidly growing cloud, virtualization and data storage markets in the software-defined IT arena.

As per the terms of the merger, Overland has become a wholly-owned subsidiary of Sphere 3D, and Overland’s common stock will no longer trade on the NASDAQ Capital Market. Each issued and outstanding share of Overland common stock immediately prior to the merger has been converted into the right to receive 0.46385 of a Sphere 3D common share. The common share of the combined company, named Sphere 3D Corporation, will continue to trade on the NASDAQ Global Market under the symbol “ANY” as well as on the TSX-V under the symbol “ANY”. Sphere 3D, however intends to delist its common shares from the TSX-V and continue to be listed on the NASDAQ Global Market.

“In addition to creating a world-class technology company, this combination underscores our vision to deliver a full range of the most innovative end-to-end solutions designed as purpose-built building blocks for the software-defined IT era,” said Eric Kelly, Chairman and CEO of Sphere 3D. “Our mission is to securely deliver applications, desktops and data any place and on any device while meeting the most stringent of IT requirements. Adding the Overland and Tandberg Data storage portfolio to Sphere 3D’s next-generation virtualization and cloud solutions enables us to accelerate the pace of our innovation and to create a compelling strategic advantage and a firm foundation for our future growth.”

“This merger transaction marks a significant milestone for Sphere 3D and the culmination of many months of hard work by both organizations. We look forward to coupling the expertise, experience and capabilities of our teams, and working together to accelerate innovation and market adoption of our disruptive approach to virtualization, converged infrastructure and data management solutions,” said Peter Tassiopoulos, Vice Chairman and President of Sphere 3D. “Moving forward, Overland’s existing scale, infrastructure and resources position us to further expand the footprint and awareness of Sphere 3D’s virtualization platform, providing key partnerships and market opportunities to create long-term value for our shareholders.”

After closing the transaction, Sphere 3D reorganized its senior management suite and expanded its Board of Directors, to position itself for future growth. Eric Kelly, Chairman of Sphere 3D, remains Chairman and has also been appointed Chief Executive Officer of Sphere 3D. Peter Tassiopoulos, the former CEO of Sphere 3D, has been appointed Vice Chairman and President of Sphere 3D. Kurt Kalbfleisch, the former Chief Financial

Officer of Overland, has been appointed as the CFO of Sphere 3D. Vivekanand Mahadevan and Daniel Bordessa, former directors of Overland, have joined Sphere 3D’s Board of Directors, which also includes existing Board members Peter Ashkin, Mario Biasini, Glenn M. Bowman, Eric Kelly and Peter Tassiopoulos.

•	Daniel (Dan) Bordessa has been appointed a director of Sphere 3D. Dan is currently a partner of Cyrus Capital Partners, L.P. and Cyrus Capital Partners Europe, L.P. Prior to joining Cyrus Capital, Mr. Bordessa was an Executive Director at Lazard where he was responsible for providing restructuring and mergers and acquisitions advice. While at Lazard, Mr. Bordessa advised on many of Europe’s largest restructurings and was a frequent speaker at industry conferences and other events. Mr. Bordessa has also worked at National Bank Financial, the investment banking arm of the National Bank of Canada. Mr. Bordessa has an MBA from the Schulich School of Business at York University in Toronto and holds an Honors Bachelor of Commerce degree.

•	Vivekanand (Vic) Mahadevan has been appointed a director of Sphere 3D. Vic has over 25 years of senior level strategic planning and marketing experience. He was the Chief Strategy Officer at NetApp from 2010 until October 2012 and prior to that time served as Vice President of Marketing for LSI Corporation. Prior to LSI Corporation, Vic was Chief Executive Officer for Deeya Energy and has also held senior management positions with leading storage and systems management companies including BMC Software, Compaq, Ivita, and Maxxan Systems. Vic holds an MBA in Marketing and MS in Engineering from the University of Iowa as well a degree in Mechanical Engineering from the Indian Institute of Technology.

“I would like to thank our former directors, Chairman Scott McClendon, Robert A. Degan, Joseph A. De Perio, and Nils Hoff, for their leadership and service to Overland Storage,” said Eric Kelly.

About Sphere 3D

Sphere 3D Corporation (TSX-V: ANY, NASDAQ: ANY) is a virtualization technology solution provider with a portfolio of products that address the complete data continuum from active data to data at rest. Dedicated to continue to lead through innovation, Sphere 3D enables the integration of virtual applications, virtual desktops, and storage into workflow, and allows organizations to deploy a combination of public, private or hybrid cloud strategies. Sphere 3D’s Glassware 2.0™ platform delivers virtualization of some of the most demanding applications in the marketplace today, making it easy to move applications from a physical PC or workstation to a virtual environment. Sphere 3D’s V3 converged infrastructure solutions include one of the industry’s first purpose-built appliances for virtualization and the Desktop Cloud Orchestrator management software for VDI. Overland Storage and Tandberg Data, wholly-owned subsidiaries of Sphere 3D, provide an integrated range of technologies and services for primary, nearline, offline, and archival data storage that make it easy and cost-effective to manage different tiers of information over the data lifecycle. For additional information, visit www.sphere3d.com, www.overlandstorage.com, and www.tandbergdata.com.

Overland Storage and the Overland logo are trademarks of Overland Storage, Inc., and Tandberg Data is a trademark of Tandberg Data Holdings, S.à r.l. that may be registered in some jurisdictions. All other trademarks are the property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks, uncertainties, and assumptions that are difficult to predict. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties including, without limitation, unforeseen changes in the course of the integration of the Sphere 3D, Overland and Tandberg businesses; any increase in our cash needs; possible actions by customers, suppliers, competitors or regulatory authorities; other risks detailed in the Form F-4/A we filed with the SEC; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in Overland’s prior periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Media Contact:

Pattie Adams

Director, Global Corporate Communications

+1 408/283-4779

padams@overlandstorage.com

Investor Contact:

MKR Group Inc.

Todd Kehrli or Jim Byers

+1 323/468-2300

ovrl@mkr-group.com

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